Exhibit 10.11
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the date last written below, between CLEANTECH BIOFUELS,  INC., a Delaware corporation (the “Company”), and  Tom Jennewein (the “Employee”).

WHEREAS, the Company desires to retain the services of Employee as Chief Financial Officer, and Employee desires to be employed by the Company as Chief Financial Officer, upon the terms and conditions hereinafter set forth; and

WHEREAS, as an integral part of this Agreement, the Company desires to obtain Employee’s covenant not to compete and other covenants, and Employee desires to make a covenant not to compete and such other covenants as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties agree as follows:

1.           Employment. The Company hereby employs Employee, and Employee hereby accepts such employment by the Company, upon the terms and conditions specified herein for the Term of Employment (as hereinafter defined).

2.           Duties of Employee.  During the Term of Employment, Employee is hereby employed as Chief Financial Officer.  Employee shall report directly to the Company’s Chief Executive Officer.  In furtherance of the foregoing, Employee shall, subject to the direction and instruction of the Company:  (a) devote Employee’s full and entire working time, attention and energies to the Company, and will diligently and to the best of employee’s ability perform all duties incident to Employee’s employment hereunder; (b) use Employee’s best efforts to promote the interests of the Company; and (c) perform such other duties as the Company may from time to time direct.

3.           Financial Arrangements.

3.1           Compensation.  As compensation for Employee’s services hereunder and in consideration of Employee’s covenant not to compete and other covenants as set forth in that Section of this Agreement entitled Restrictive Covenants hereof, the Company shall pay Employee a salary of One Dollar $1.00 per year, payable on at least a annual basis, subject to such payroll and withholding deductions as may be required by law or as otherwise authorized by Employee in writing.  Employee’s compensation arrangement will be reviewed annually by the Board of Directors and may be increased, but not decreased, in the sole discretion of the Board of Directors.

3.2           Bonus. In addition to the salary payable to Employee described in that Subsection of this Agreement entitled Compensation, the Company may pay Employee a bonus in accordance with any bonus compensation program as adopted from time to time by the Company (the “Bonus”).  The Company shall determine the amount of and pay the Bonus, if any, to Employee in accordance with any bonus compensation program then in effect.  The payment of the Bonus, if any, is subject to such payroll and withholding deductions as may be required by law or as otherwise authorized by Employee in writing.

3.3           Expenses.  Throughout the term of Employee’s employment hereunder, the Company shall reimburse Employee for all reasonable and necessary travel, entertainment, and other business expenses which may be incurred in direct connection with the performance of Employee’s duties in accordance with policies adopted from time to time by the Company concerning expense reimbursement for employees.  Such expenses as are authorized for payment or reimbursement shall be paid for by the Company or reimbursed to Employee upon presentation to the Company of an itemized expense statement with respect thereto.

3.4           Fringe Benefits.  Employee shall be eligible to participate with other employees of the Company, so long as Employee meets the applicable eligibility requirements, in such employee fringe benefits as may be authorized and adopted from time to time by the Board of Directors of the Company, including but not limited to the Company’s 2007 Stock Option Plan.  Employee shall be entitled to three weeks paid vacation per year.

4.           Definitions.

4.1           As used herein, the term “Confidential Information” shall mean any information obtained at any time while Employee is or was employed by the Company which is not generally known and which is proprietary to the Company, including, but is not limited to, trade secrets, Inventions (as defined herein), information pertaining to research, computer software, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, specialized know-how, processes, discoveries, products, equipment, models, prototypes, devices, computer programs, lists of employees, mailing lists, details of contracts, cost systems, pricing policies, operational methods, marketing plans, business acquisition plans, customer lists, the particular needs and requirements of customers, and the identity of customers and potential customers.  All information designated or treated as Confidential Information or as a trade secret by the Company shall, regardless of its source, be deemed Confidential Information for all purposes.

4.2           As used herein, the term “Inventions” shall mean all ideas, discoveries, and improvements, whether or not shown or described in writing or reduced to practice or use, and whether or not patentable, relating in any manner to any of the Company’s present or future products, computer software, services, manufacturing, or research.

5.           Restrictive Covenants.

5.1           Non-Disclosure. Employee represents and warrants that Employee is free of any contractual restrictions and restraints in entering this Agreement, and has not, and will not, in connection with his or her employment with the Company divulge any confidential information, trade secrets, or copyright-protected information of any prior employer or of any other third party to whom Employee owes an obligation of confidentiality.

Employee recognizes Employee’s responsibility to protect all of the Company’s Confidential Information and agrees to use his or her best efforts and to exercise utmost diligence to protect and guard the Confidential Information of the Company and any subsidiaries or affiliated companies.  Employee agrees to hold in strictest and total confidence all Confidential Information.  Employee will at no time, without prior written authorization by the Company, disclose or in any way transfer or communicate, or use for the benefit of any person or entity other than the Company, any Confidential Information.

5.2           Return of Confidential Information. Upon termination of employment with the Company or at any other time upon the Company’s request, Employee shall promptly return to the Company all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage) of all materials relating in any way to Confidential Information or the business of the Company or any affiliated companies and subsidiaries of the Company, and will so represent to the Company upon termination of employment.

5.3           Work Product.  Employee shall promptly and fully disclose to the Company and Employee shall hold in trust for the Company’s sole right and benefit any Invention that Employee makes, conceives, or reduces to practice, or causes to be made, conceived, or reduced to practice during the period when Employee is or was employed with the Company; provided, however, that this disclosure obligation shall only be applicable to those Inventions that relate in any manner to subject matter pertaining to Employee’s employment, or that relate in any manner or are directly or indirectly connected with the business, services, products, projects, or Confidential Information of the Company, or that involve in any manner the use of any time, material, or facilities of the Company, or services of any of the Company’s Employees during normal working hours.

All items, including without limitation software, specifications, drawings, samples, tools, technical information, or data, regardless of format or medium, prepared or originated by or for Employee specifically for the Company at the Company’s request in connection with his or her employment shall be the exclusive property of the Company and shall be deemed to be works for hire, and to the extent they may not be works for hire, Employee assigns to the Company all rights, title, and interest in and to such items (“Work Product”), including rights to copyright.  Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all Work Product and Inventions that are subject to the disclosure obligations hereof and hereby agrees, upon the Company’s request, to execute, verify, and deliver to the Company documents including, but not limited to, assignments and applications for Letters of Patent, and to perform such other acts, including, but not limited to, appearing as a witness in any action brought in connection with this Agreement, that is deemed reasonably necessary or appropriate by the Company to allow it to obtain the sole right, title, interest and benefit of all such Work Product and Inventions.

The assignment of Work Product and Inventions herein and Employee’s agreements in connection therewith shall not apply to any Invention for which: (i) no equipment, supplies, facilities, or Confidential Information of the Company or services of any of the Company’s Employees during normal working hours was used; (ii) was developed entirely on Employee’s own time; (iii) does not relate to (a) the business of the Company or (b) the Company’s actual or demonstratively anticipated research or development; and (iv) which does not result from any work performed by Employee for the Company.

5.4           Competition.  Employee recognizes that the Company’s entering into this Agreement is induced primarily because of the covenants and assurances made by Employee, that Employee’s covenant not to compete is necessary to insure that continuation of the business of the Company and its subsidiaries and/or affiliates, and that irreparable harm and damage will be done to the Company and its subsidiaries and/or affiliates in the event that Employee competes with the Company or its subsidiaries and/or affiliates.

During the Term of Employment (as defined below) and for a period of 1 year thereafter, Employee shall not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal or in any other relationship or capacity) in any business, operating or providing services within the United States which is in direct competition with the Company or its subsidiaries and/or affiliates, including without limitation, any business which competes directly with the Company’s business as being conducted at such time.

Company and Employee understand and agree that the scope and duration of the covenants contained in this Section of this Agreement entitled Restrictive Covenants are reasonable both in time and geographical area and are fairly necessary to protect the Company’s legitimate business interests.  Such covenants shall survive the termination of Employee’s employment except as otherwise provided herein.  The parties further agree that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.  Employee hereby warrants to Company that Employee’s compliance with each of the restrictive covenants set forth in this Agreement will not, upon the termination, of Employee’s employment with the Company for any reason whatsoever, cause Employee to be unable to earn a living that is suitable and acceptable to Employee.

5.5           Non-Solicitation. Because the Company’s Employees are a valuable resource the loss of whom could cause significant harm to the Company’s business, Employee agrees that during the term of Employee’s employment with the Company, and for a period of 1 year thereafter, Employee will not be materially involved in any manner in the recruitment or hiring or any attempt to recruit or hire as an employee, officer, director, consultant, or advisor any person who is at the time or 12 months prior thereto had been an Employee or consultant of the Company.

5.6           Non-Disparagement.  Employee shall not disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company’s goodwill with its customers, content providers, network infrastructure providers, vendors, employees, the media or the public.

5.7           Enforcement.  Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry.  Employee agrees the covenants set forth in the Section of this Agreement entitled Restrictive Covenants:  (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of Company; (ii) are not oppressive to Employee; and (iii) do not impose any greater restraint on Employee than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Company.

Without limiting other possible remedies to the Company for the breach of this Agreement, Employee agrees that injunctive or other equitable relief shall be available to enforce the covenants set forth in this Section of this Agreement entitled Restrictive Covenants, such relief to be without the necessity of posting a bond, cash or otherwise.   Employee further agrees that if any restriction contained in the Section of this Agreement entitled Restrictive Covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be severable therefrom and be enforced in its place, and all remaining restrictions contained herein shall be enforced independently of each other.

If any party shall commence a proceeding (whether in arbitration or in court) against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be.  The foregoing costs and expenses shall include reasonable attorneys’ fees.

6.           Term and Termination of Agreement.

6.1           Term of Employment.  The term of this Agreement (the “Term of Employment”) shall commence effective as of the date hereof (the “Commencement Date”), and shall continue until the third anniversary of the Commencement Date, unless extended or earlier terminated as hereinafter provided.  This Agreement shall be automatically extended for successive 1 year periods at the end of the initial term and each extended term thereafter, subject to the termination provisions in Section 6.2 hereof.

6.2           Termination.  Notwithstanding any other provision of this Subsection of this Agreement entitled Termination, Employee’s obligations pursuant to that Section of this Agreement entitled Restrictive Covenants shall continue in full force and effect after termination of Employee’s employment or expiration of this Agreement.

(a)           Death.  Employee’s employment hereunder shall terminate immediately upon death.

(b)           For Cause. The Company may terminate Employee’s employment hereunder at any time, effective immediately upon written notice, for cause.  For the purpose of this Agreement “cause” shall mean:

i.           The willful and continued failure by Employee to substantially perform Employee’s duties hereunder other than any such failure resulting from Employee’s incapacity due to physical or mental illness or resulting from a diminution of Employee’s duties following a Change of Control (as defined below);

ii.           The willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

iii.           Actions of Employee which constitute a breach of that Section of this Agreement entitled Restrictive Covenants; or

iv.           Employee’s conviction of, or plea of nolo contendere to a felony, provided any right of appeal has been exercised or has lapsed.

In the event that Employee is terminated for cause, the Company shall pay Employee’s salary through the date of termination, and shall thereafter have no further obligation to Employee.  For purposes of this Subsection of this Agreement entitled Termination, no act, or failure to act, on the part of the Employee shall be deemed “willful” unless done, or omitted to be done, by the Employee without good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(c)           For Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean and be deemed to have occurred if:

i.           The acquisition by any person, entity or “group” within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a person, entity or “group” that includes Employee, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of two-thirds or more of the Company’s then outstanding voting securities; or

ii.           If the individuals who serve on the Board of Directors as of the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this Agreement be considered a member of the Incumbent Board; or

iii.           Approval by the Company’s equity holders of (A) a merger, reorganization or consolidation whereby the Company’s equity holders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors; or (B) the sale of all or substantially all of the assets of the Company.

Notwithstanding anything to the contrary herein, a Change of Control shall not be deemed to have occurred if the Company sells substantially all of its assets for less than the amount of capital (whether in cash or other property) contributed by shareholders to the Company.

For purposes of this Agreement, “Change of Control Date” shall mean the date of the Change of Control.  If a Change of Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Employee that such termination of employment:  (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment, and a Change of Control shall be deemed to have occurred on the Change of Control Date.

Following a Change of Control Date, if:  (i) Employee is terminated without cause, or (ii) Employee terminates his employment subsequent to the Company assigning Employee duties which are inconsistent with Employee’s position (including status, offices, titles, or reporting requirements), or the Company takes action which results in a material dimunition of Employee’s position, authority, duties, or responsibilities, then the Company shall be obligated to pay to Employee as severance pay an amount equal to Employee’s salary in effect upon said termination for the next twelve consecutive months, payable periodically at the same payroll cycle as the Company’s other employees.

(d)           Long-Term Disability.  Employee’s employment hereunder shall terminate immediately should Employee commence a Long-Term Disability, as hereinafter defined.  Employee shall have commenced a “Long-Term Disability” if: (i) Employee cannot perform the essential functions of his employment position, with or without a reasonable accommodation for his disability; or (ii) Employee cannot perform the essential functions of his employment position without an accommodation that would be an undue hardship for the Company to provide.  The foregoing definition of Long-Term Disability is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company may provide.

(e)           Without Cause.  Employee’s employment hereunder may be terminated by the Company at any time, effective upon written notice of termination.  In the event that Employee is terminated without cause, the Company shall pay Employee’s salary through the date of termination, and then the Company shall be obligated to pay to Employee as severance pay an amount equal to Employee’s salary in effect upon said termination for the next twelve consecutive months, payable periodically at the same payroll cycle as the Company’s other employees.

(f)           By Employee.  Employee may terminate this Agreement upon providing Company with 15 days written notice.

i.           Termination by Employee with Good Reason.  The Employee may terminate his employment for Good Reason (as defined herein) at any time during the term of this Agreement, by giving written notice to the Company thereof.  Such termination shall become effective immediately upon notice.  In the event that Employee terminates his employment for Good Reason, the Company shall pay Employee his Base Salary (as in effect on the date of termination and excluding any bonus payment) for a period of twelve (12) months following the date of such termination.  Employee shall execute a release in favor of Company, and the Company shall have no further obligations to the Employee under this Agreement except as otherwise may be provided under the Stock Option Plan or any Option Agreement between Company and Employee.

ii.           Termination by Employee without Good Reason.  The Employee may terminate his employment at any time, by giving advance written notice to the Company. Any such termination shall become effective on the date specified in such notice, which shall not be earlier than ninety (90) days after the date of such notice (or such earlier date that the Company may determine in its sole discretion), and the Employee shall continue to perform his duties pursuant to the terms of this Agreement for such period. In the event that Employee  terminates his employment without Good Reason, the Company shall pay Employee’s salary through the date of termination, and shall thereafter have no further obligation to Employee.

iii.           For purposes of this Agreement, “Good Reason” shall mean, without Employee’s consent (A) a reduction by the Company in Employee’s Base Salary pursuant to the terms of this Agreement; (B) requiring Employee to relocate more than 50 miles from St. Louis, Missouri; (C) the failure of Company to permit Employee to participate in Company’s benefit plans on a basis consistent with other Company employees holding similar positions as that of Employee; or (D) the failure by Company to obtain the assumption of this Agreement by any successor of Company.

7.           Additional Provisions.

7.1           Notices.  Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or when mailed by prepaid, certified mail, return receipt requested, addressed as follows:

Employee	Company
________________________	_________________________
________________________	_________________________
________________________	_________________________

or to such other address, and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

7.2           Governing Law.  This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of Missouri, without reference to conflict of laws rules or principles.

7.3           Assignment.  This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger or consolidation, and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party.

7.4           Waiver of Breach.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

7.5           Headings; Gender and Number.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

7.6           Additional Assurances.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of the Company, Employee shall execute such additional instruments and take such additional acts as the Company may deem necessary to effectuate this Agreement.

7.7           Severability.  In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not effect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

7.8           Entire Agreement.  This Employment Agreement supersedes all previous agreements, and constitutes the entire Agreement between parties.  Employee shall be entitled to no other benefits than those specified herein.  No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated therein.  Employee specifically acknowledges that in entering into and executing this Agreement, Employee relies solely upon the representations and agreements contained in this Agreement and no others.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the ______ day of _______________, 2007.

COMPANY:	CLEANTECH BIOFUELS, INC.

By

EMPLOYEE:	Tom Jennewein